UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2026

GRIFFON CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06620

Delaware	11-1893410
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

712 Fifth Avenue, 18th Floor
New York, New York 10019
(Address of principal executive offices, including zip code)

(212) 957-5000
(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.25 par value	GFF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

Notes Offering

On August 18, 2026, Griffon Corporation (the “Company”) completed its previously announced notes offering (the “Notes Offering”) of $800 million aggregate principal amount of 6.25% senior notes due 2034 (the “Notes”). The Notes were sold in a private placement pursuant to a purchase agreement, dated August 10, 2026, among the Company, the guarantors named therein (the “Guarantors”) and BofA Securities, Inc., as representative of the several initial purchasers of the Notes (the “Initial Purchasers”). The Notes were resold by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons pursuant to Regulation S of the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder. The net proceeds to the Company from the Notes Offering were approximately $792 million.

Indenture

In connection with the Notes Offering, the Company entered into an Indenture (the “Indenture”), dated as of August 18, 2026, among the Company, the Guarantors and Computershare Trust Company, N.A., as trustee (the “Trustee”).

Certain terms and conditions of the Notes and the Indenture are as follows:

Maturity. The Notes mature on October 1, 2034.

Interest. The Notes accrue interest at a rate of 6.25% per year. Interest on the Notes is paid semi-annually on each April 1 and October 1, beginning on April 1, 2027.

Ranking. The Notes and guarantees will be senior unsecured obligations of the Company and the Guarantors and will be:

•	equal in right of payment to all of the Company’s and the Guarantors’ existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Notes;

•	effectively subordinated to all of the Company’s and the Guarantors’ existing and future secured indebtedness and other obligations to the extent of the value of the collateral securing that indebtedness and other obligations;

•	structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s or the Guarantors’ subsidiaries that do not guarantee the Notes; and

•	senior in right of payment to any of the Company’s and the Guarantors’ existing and future subordinated indebtedness.

Guarantees. The Notes will be initially unconditionally guaranteed on a joint and several and senior unsecured basis by Ames Hunter Holdings Corporation, Clopay Ames Holding Corp., Clopay Corporation, CornellCookson, LLC, Cornell Real Estate Holdings, LLC, Hunter Fan Company and Griffon AMES Holdco LLC. If the Company or any of its restricted subsidiaries organize, acquire, transfer assets to or otherwise invest in any newly created or acquired domestic restricted subsidiary (other than a domestic restricted subsidiary if the Net Book Value (as defined in the Indenture) of such domestic restricted subsidiary’s assets, when taken together with the aggregate Net Book Value of the assets of all other domestic restricted subsidiaries that are not Guarantors, as of such date, does not exceed in the aggregate $50.0 million), then such domestic restricted subsidiary shall unconditionally guarantee the Notes.

In addition, to the extent that the collective Net Book Value of the assets of the Company’s non-guarantor domestic restricted subsidiaries, as of the date of the organization, acquisition, transfer of assets to or investment in a non-guarantor domestic restricted subsidiary, exceeds $50.0 million, then one or more of such non-guarantor domestic restricted subsidiaries shall guarantee the Notes, such that the collective Net Book Value of the assets of all remaining non-guarantor domestic restricted subsidiaries does not exceed $50.0 million.

Optional Redemption. The Company may redeem some or all of the Notes at any time prior to October 1, 2029, for cash at a redemption price equal to 100% of their principal amount plus the Applicable Premium (as defined in the Indenture), plus accrued and unpaid interest to the redemption date. In addition, at any time (which may be more than once) before October 1, 2029, the Company may redeem up to 40% of the outstanding Notes with the proceeds from one or more public equity offerings at a redemption price equal to 106.250% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption, provided that the Notes are redeemed within 90 days of completing the public equity offering and at least 60% of the aggregate principal amount of Notes issued remains outstanding afterwards.

Additionally, the Company may redeem the Notes, in whole or in part, at any time on and after October 1, 2029 at the redemption prices set forth in the Indenture (initially 103.125% of the principal amount of the Notes and declining to 100% of the principal amount of the Notes on or after October 1, 2031), plus accrued and unpaid interest to the redemption date.

Repurchases at the Option of Holders. Upon the occurrence of a Change of Control (as defined in the Indenture) or certain Asset Sales (as defined in the Indenture), the Company must offer to repurchase the Notes at a price equal to 101%, in the case of a Change of Control, or 100%, in the case of an Asset Sale, of the principal amount of the Notes plus accrued and unpaid interest to the date of repurchase.

Covenants. The Indenture contains customary covenants limiting the Company’s ability and the ability of the Company’s restricted subsidiaries to, among other things:

•	incur additional debt, issue preferred stock or enter into sale and leaseback transactions;

•	issue preferred stock of subsidiaries;

•	make certain investments in unrestricted subsidiaries;

•	create liens on the Company’s and its restricted subsidiaries’ assets;

•	enter into transactions with affiliates;

•	merge, consolidate or sell substantially all of the Company’s assets;

•	transfer and sell assets;

•	create restrictions on dividends or other payments by the Company’s restricted subsidiaries; and

•	create guarantees of indebtedness by restricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions, which are set forth in the Indenture filed as an exhibit hereto. Many of these covenants will cease to apply to the Notes during any period that the Notes have investment grade ratings from both Moody’s Investors Service, Inc. and S&P Global Ratings, provided no default has occurred and is continuing under the Indenture.

Events of Default. If an event of default, as specified in the Indenture, shall occur and be continuing, either the Trustee or the holders of a specified percentage of the Notes may accelerate the maturity of all the Notes.

The description of certain terms of the Indenture set forth herein does not purport to be complete and is qualified in its entirety by the full text of the Indenture, which is filed herewith as Exhibit 4.1 and which is incorporated herein by reference.

Credit Agreement

On August 18, 2026, the Company and certain of its subsidiaries entered into the Third Amendment to Fifth Amended and Restated Credit Agreement (the “Amendment”), which amended and restated the Company’s Fifth Amended and Restated Credit Agreement, dated as of January 24, 2022, as previously amended (the “Existing Credit Agreement”), with Bank of America, N.A., as administrative agent, and the several banks and other financial institutions or entities from time to time parties thereto.

The Existing Credit Agreement, as amended by the Amendment (the “Amended and Restated Credit Agreement”), replaces and refinances the existing revolving commitments and revolving loans under the Existing Credit Agreement with a new $500 million revolving credit facility (unchanged from the Existing Credit Agreement) (the “Revolving Credit Facility”), and extends the maturity date of the Revolving Credit Facility to August 18, 2031 (five years after the effective date of the Amendment). It also provides for a $125 million letter of credit sub-facility and a $200 million multicurrency sub-facility (both unchanged from the Existing Credit Agreement) and provides that borrowings under the Revolving Credit Facility bear interest, at the Company’s option, at the Term SOFR rate or the Alternate Base Rate, in each case plus an applicable margin based on the Company’s consolidated leverage ratio. The applicable margins range from 1.50% to 2.50% per annum for Term SOFR loans and from 0.50% to 1.50% per annum for Alternate Base Rate loans. The initial applicable margins are 1.75% per annum for Term SOFR loans and 0.75% per annum for Alternate Base Rate loans. The commitment fee for undrawn commitments under the Revolving Credit Facility ranges from 0.15% to 0.35% per annum, with an initial commitment fee of 0.20% per annum. The Amended and Restated Credit Agreement permits the Company, subject to certain conditions, to incur incremental revolving commitments, incremental term loans and certain other incremental equivalent debt in an aggregate amount up to the greater of $500 million and an additional amount determined by reference to a maximum consolidated senior secured leverage ratio of 3.50 to 1.00. It also eliminates the annual capital expenditures financial covenant previously contained in the Existing Credit Agreement.

Borrowings under the Revolving Credit Facility may be repaid and reborrowed from time to time prior to maturity, subject to the terms and conditions of the Amended and Restated Credit Agreement.

The Revolving Credit Facility contains the following financial maintenance tests: (i) a maximum consolidated leverage ratio of 5.50 to 1.00, (ii) a maximum consolidated senior secured leverage ratio of 3.50 to 1.00 and (iii) a minimum consolidated interest coverage ratio of 2.00 to 1.00.

The obligations under the Amended and Restated Credit Agreement are guaranteed by certain of the Company’s domestic subsidiaries and are secured by liens on substantially all of the assets of the Company and such guarantors, subject to customary exceptions and exclusions. The Amended and Restated Credit Agreement also contains customary affirmative and negative covenants and events of default.

A copy of the Amendment, including the Amended and Restated Credit Agreement, is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing description of the Amendment and the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Amended and Restated Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Report is hereby incorporated by reference into this Item 2.03.

Item 8.01. Other Events

On August 18, 2026, the Company issued a press release announcing the closing of the Notes Offering and its entry into the Amended and Restated Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

4.1	Indenture, dated as of August 18, 2026, among Griffon Corporation, the Guarantors named on the signature pages thereto and Computershare Trust Company, N.A., as Trustee.

99.1	Third Amendment to Fifth Amended and Restated Credit Agreement, dated as of August 18, 2026, by and among Griffon Corporation, Bank of America, N.A., as administrative agent, and the several banks and other financial institutions or entities from time to time parties thereto.

99.2	Press Release, dated August 18, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFON CORPORATION

Date: August 19, 2026	By:	/s/ Seth L. Kaplan
Seth L. Kaplan
Executive Vice President